EXHIBIT 99.1

AnchorBank Acquires S&C Bank of New Richmond

Office of Thrift Supervision Approves Acquisition

MADISON, Wis., Jan. 3, 2008 (PRIME NEWSWIRE) -- After receiving approval from the Office of Thrift Supervision (OTS), AnchorBank has acquired S&C Bank of New Richmond, Wis. The acquisition closed January 2, 2008. The addition of S&C Bank will expand AnchorBank's presence into Northwestern Wisconsin. S&C Bank's 13 Wisconsin locations now give AnchorBank a total of 76 locations throughout the state.

"The combination allows AnchorBank to establish a presence in one of the most rapidly growing regions in Wisconsin," said Mark Timmerman, president and CEO of AnchorBank. "It will also mean an expanded line of products and services for S&C Bank customers, who will continue to receive the exceptional personal service they have come to expect from their community bank."

S&C Bank, based in New Richmond, Wis., is a $400 million community-based bank. In addition, AnchorBank announced that it has reached an agreement with Lake Area Bank, based in Lindstrom, Minn., to sell three S&C Bank branches that are located in Minnesota. "The sale allows us to focus our attention on integrating the S&C Bank locations in Wisconsin with AnchorBank," said Timmerman.

AnchorBank and S&C Bank employees are working together to combine the operations of the two banks, which is expected to be formally completed in early February. Charlie Bullock, the president and CEO of S&C Bank, will continue with AnchorBank, serving as the executive vice president of the Northwest region.

"Employees at S&C have been working extensively with our new colleagues at AnchorBank, and we've been welcomed into the family," said Bullock. "AnchorBank has a wide array of products that are equal to, if not better, than ours. I'm confident S&C customers will be happy as AnchorBank customers."

About AnchorBank:

Founded in 1919, AnchorBank is one of the state's largest financial institutions with more than 76 locations throughout Wisconsin. AnchorBank, fsb is a wholly-owned subsidiary of Anchor BanCorp Wisconsin, Inc. Anchor BanCorp's stock is traded on the over-the-counter market under the NASDAQ symbol ABCW. More information about AnchorBank is available at www.anchorbank.com.

CONTACT:  AnchorBank
          Gillian Harvie, Public Relations Manager
          (608) 449-0189